Tutogen Medical, Inc. Announces Termination
Of Acquisition Negotiations

For Immediate Release

Contact:	George Lombardi Chief Financial Officer Tutogen Medical, Inc. 973-785-0004 ext. 101 e: glombardi@tutogen.com	RCG Capital Markets Group, Inc. Institutional: Max Ramras Retail: Joe Dorame Media: Kristen Klein 480-675-0400

December 29, 2003 – West Paterson, New Jersey - Tutogen Medical, Inc. (AMEX: TTG), a leading manufacturer of sterile biological implant products made from human (allograft) and animal (xenograft) tissue, announced today that negotiations for the potential sale of the company to a private equity firm have terminated. The parties to the non-binding proposal, which was announced on November 3, 2003, were unable to arrive on a mutually acceptable way to accomplish the transaction.

Manfred Krueger, president and chief executive officer of Tutogen Medical, commented, “While we are pleased that there is interest by outside parties to acquire the Company, we felt that the completion of the transaction on satisfactory terms and in the most expeditious manner was important for it to serve the best interests of all parties. Increasingly there were questions about the possibilities of this potential transaction closing by early 2004, and that a delay could have a significant impact on our ability to successfully execute our strategic plan for fiscal year 2004 and beyond.”

Mr. Krueger continued, “Fiscal year 2003 saw the best financial performance in the history of the company, with revenues increasing 46 percent from $20.7 million to $30.2 million and net income increasing by 151 percent from $0.9 million, or $0.06 per share, to $2.3 million, or $0.15 per share, compared to the previous fiscal year. Our addressable markets worldwide, aggregated at approximately $3.2 billion annually, continue to grow consistently. We believe we have the right products, distribution channel partners and the financial foundation to achieve our long-term strategic goals. Although the Company is not actively pursuing a transaction at this time the Company’s Board of Directors remains open to consider future opportunities to enhance shareholder value. We look forward to the future with great anticipation.”

Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Zimmer Spine and Zimmer Dental, subsidiaries of Zimmer Holdings, Inc. (NYSE: ZMH — News), the Mentor Corporation (NMS: MNTR), IOP, Inc. and through independent distributors and subsidiaries in the U.S. and Germany. For more information, visit the Company’s Web site at http://www.tutogen.com.

Certain statements in this news release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission could affect such results.

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